Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-10/A of GoldMining Inc. of our report dated March 1, 2021 relating to the consolidated financial statements of GoldMining Inc., which is filed as an exhibit to GoldMining Inc.’s Annual Report on Form 40-F for the year ended November 30, 2020.

We also consent to the reference to us under the heading "Interests of Experts" in the Company's Annual Information Form, which is filed as an exhibit to GoldMining Inc.’s Annual Report on Form 40-F for the year ended November 30, 2020.

We also consent to the reference to us under the heading, "Interests of Experts” in the Preliminary Short Form Base Shelf Prospectus, which forms part of such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia

Canada

October 27, 2021